MIDWAY REPORTS BARRICK ADVANCES TO PRE-FEASIBILITY SPRING VALLEY GOLD PROJECT, NEVADA

May 1, 2014

Denver, Colorado – Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX, MDW:NYSE-MKT) is pleased to announce Barrick Gold Exploration Inc. (“Barrick”) has advanced the Spring Valley project to the pre-feasibility development stage. Barrick has earned a 70% interest in the project and has confirmed production potential for the project.

As stated in their April 30, 2014 announcement, Barrick Reports First Quarter 2014 Results1:

“Barrick has earned a 70 percent interest in the Spring Valley project approximately 60 miles west of Cortez by conducting exploration drilling and scoping activities. The project has advanced to the pre-feasibility stage and could potentially be a new stand-alone gold mine.”

Ken Brunk, President and CEO of Midway states, “We are pleased that Barrick has completed their 70% earn-in well in advance of the required timeline and doubly pleased by this decision to further develop the project toward production. We expect 2014 will be a productive year for the project and look forward to continuing this partnership at Spring Valley.”

Barrick achieved their earn-in by spending $38M to earn a 70% interest in the project (see February 24, 2014 press release). Midway has the option to be carried to production, at which point Midway would retain a 25% interest in Spring Valley.

Spring Valley Project, Nevada

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May 1st 2014

Spring Valley is a large porphyry-hosted gold system located about 20 miles northeast of Lovelock in Pershing County, Nevada.

1 http://barrick.com/investors/news/news-details/2014/Barrick-Reports-First-Quarter-2014-Results/default.aspx

This release has been reviewed and approved for Midway by William S. Neal (M.Sc., CPG), Vice President of Geological Services of Midway, a "qualified person" as that term is defined in NI 43-101.

ON BEHALF OF THE BOARD

“Kenneth A. Brunk”

Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

Neither the TSX Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. Forward-looking statements are typically identified by words such as: “may”, “should”, “plan”, “believe”, “predict”, “expect”, “anticipate”, “intend”, “estimate”, postulate” and similar expressions or the negative of such expressions or which by their nature refer to future events. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; changes in interest and currency exchanges rates; local and community impacts and issues; environmental costs and risks; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.

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